Contact:	Robert E. Rout Executive Vice President, Chief Financial Officer and Secretary 724-465-1487

TO BE RELEASED:
Monday, April 19, 2004
at 10:00 a.m.

S&T Bancorp, Inc. Announces Increased Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced net income of $13.0 million or $0.48 diluted earnings per share for the quarter ended March 31, 2004, compared to net income of $12.5 million or $0.47 diluted earnings per share for the first quarter of 2003. Net income and diluted earnings per share increased 3.0 percent and 2.0 percent, respectively.

Annualized return on average equity for the quarter ended March 31, 2004 was 15.24 percent, as compared to 16.39 percent in the year ago quarter and 16.23 percent for the full year 2003. Annualized return on average assets was 1.79 percent in the quarter ended March 31, 2004, compared with 1.80 percent in the first quarter of 2003 and 1.81 percent for the full year 2003.

James C. Miller, president and chief executive officer, commented, "The continued low interest rate environment, and the resulting compression in our net interest margin,

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S&T Bancorp
Announces 1Q04 Earnings

presented challenges to growth in net interest income for the first quarter of 2004. I am particularly pleased however with the record growth of our commercial lending and cash management activities, along with steady progress in our wealth management, insurance and retail businesses. In addition, the equities portfolio continues to perform well. "Net interest income on a fully taxable equivalent basis decreased slightly by $0.4 million to $27.0 million for the first quarter of 2004, as compared to the same period of 2003. The net interest margin on a fully taxable equivalent basis was 3.98 percent, 4.02 percent and 4.20 percent for the quarters ending March 31, 2004, December 31, 2003 and March 31, 2003, respectively. S&T was able to mitigate earning asset pricing pressure through effective management of both liability pricing and volume. Also affecting the first quarter year to year comparisons were $0.8 million of commercial loan prepayment fees and equity dividends recognized in 2003.

Earning assets have increased $111.3 million over the past 12 months primarily driven by a $202.0 million or 14.0 percent increase in commercial lending. Partially offsetting this growth was a $42.0 million decline in consumer and residential mortgage loans primarily as a result of participating more actively in the origination of residential mortgages for sale into the secondary markets, and a $48.0 million reduction in investment securities to partially provide funding for the record commercial loan growth. Demand deposits, a particularly favorable source of funding, increased $38.0 million or 11.0 percent over the same period indicating the growing success in commercial cash management and retail checking product initiatives.

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S&T Bancorp
Announces 1Q04 Earnings

Noninterest revenue, excluding investment security gains, increased $0.2 million or 2.0 percent for the first quarter of 2004 as compared to the year ago quarter. Wealth management activities increased $0.2 million or 17.0 percent as a result of new business and general market improvements. Debit and credit card income increased $0.1 million and revenue from the S&T Professional Resources Group subsidiary increased $0.1 million. Partially offsetting these increases was reduced revenue from mortgage banking as increased residential mortgage rates significantly slowed refinancing activities.

Investment security gains for the first quarter of 2004 were $1.5 million, an increase from the $1.0 million for the same period of 2003, as a result of better market opportunities for the equity securities portfolio of S&T. The equity securities portfolio has a market value of $70.2 million and net unrealized gains of $27.8 million as of March 31, 2004, as compared to $62.9 million and $20.8 million at March 31, 2003.

Noninterest expense increased $0.6 million or 4.0 percent for the first three months of 2004, as compared to the 2003 period. The increase is primarily staff related as a result of the effects of year-end merit increases and higher benefit plan costs. Average full-time equivalent staff increased by 5 to 764 at March 31, 2004 as compared to March 31, 2003. The efficiency ratio, which measures noninterest expense to noninterest income plus net interest income on a fully taxable equivalent basis, was 43.0 percent as compared to 42.0 percent at March 31, 2003.

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S&T Bancorp
Announces 1Q04 Earnings

The allowance for loan losses was 1.50 percent of total loans at the end of the first quarter of 2004 as compared to 1.47 percent for the same period last year. Nonperforming loans increased to $12.5 million or 0.42 percent of total assets as compared to $9.1 million or 0.31 percent of total assets at December 31, 2003.

The increase in nonperforming assets is primarily the result of a $3.1 million hotel loan becoming greater than 90 days delinquent at March 31, 2004. The loan has an 80.0 percent United States Department of Agriculture guarantee, in addition to personal guarantees of the owners. S&T is currently evaluating work-out options and collateral and guarantee values of the loan. The loan was appropriately included in the determination of the adequacy of the allowance for loan losses at March 31, 2004. Property acquired through foreclosure was $2.3 million at March 31, 2004, with the most significant component being a warehouse facility currently valued at $1.6 million.

Net loan charge-offs for the first quarter of 2004 improved and were $0.3 million or .06 percent of average loans as compared to $2.7 million or 0.55 percent of average loans for the three months ended March 31, 2003. The provision for loan losses was $1.5 million in the first quarter of 2004, as compared to $2.4 million during the same period last year.

Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with potential problem loans. This will be especially important in the future as our commercial lending niche continues to be an important and growing component of our relationship banking strategy."

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S&T Bancorp
Announces 1Q04 Earnings

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.26 per share on March 15, 2004 which is payable on April 23, 2004 to shareholders of record as of March 31, 2004. This dividend represents a 4.0 percent increase over the $0.25 per share quarterly dividend declared a year ago and a 3.5 percent projected annual yield utilizing the March 31, 2004 closing market price of $30.06. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2004 of up to 1 million shares, or approximately 4.0 percent of shares outstanding. During 2004, S&T has repurchased 110,000 shares through this program at an average cost of $29.93 per share.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp stock trades on the NASDAQ National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.